Exhibit 10.16
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 22, 2021, by and between Mount Sinai Genomics, Inc. (the “Corporation”) and Karen White (the “Executive”) amends and restates the employment agreement entered into between the Corporation and the Executive, dated August 6, 2020 (the “Prior Agreement”).
W I T N E S S E T H :
WHEREAS, the Corporation has entered into an Agreement and Plan of Merger, dated February 2, 2021, with CM Life Sciences, Inc. (“CMLS”) and the other parties named therein (as amended from time to time, the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of CMLS will merge with and into the Corporation, with the Corporation surviving the merger as a wholly-owned subsidiary of CMLS (the “Business Combination”).
WHEREAS, in connection with the closing of the Business Combination (the “Closing”), the name of the post-combination company will be changed to Sema4 Holdings Corp., and references herein to the Corporation shall be understood to refer to Sema4 Holdings Corp. following the Effective Time (as defined below), as the context requires;
WHEREAS, the Corporation wishes to set forth the terms and conditions of the Executive’s continued employment, on terms and conditions mutually agreeable and beneficial to the Corporation and the Executive; and
WHEREAS, the Executive is willing to render services to the Corporation pursuant to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:
1.    POSITION AND DUTIES.
A.    The Corporation shall continue to employ the Executive in the position of Chief People Officer and the Executive hereby accepts such employment. The Executive shall be subject to the direction of and shall report directly to the Chief Executive Officer of the Corporation (the “CEO” or the “Direct Report”). Subject to such reporting relationship, the Executive shall perform the duties commensurate with those of a Chief People Officer. The Executive shall perform the duties assigned to the Executive by the Corporation with fidelity and to the best of the Executive’s ability. The Executive shall deal at all times in good faith with the Corporation.
B.    This Agreement shall become effective upon the date on which the Closing occurs (the “Effective Date”). During the Term (as defined below), the Executive shall devote one hundred percent (100%) of the Executive’s business time to the performance of the Executive’s duties on behalf of the Corporation, provided that the Executive shall be permitted to (i) devote attention during non-business hours to voluntary service with non-competitive not-for-profit charitable organizations, and (ii) undertake the activities permitted by Section 8.
C.    The Executive’s services shall be performed principally at the Corporation’s Stamford, Connecticut site or at the Corporation’s other business locations, as directed by the Direct Report from time to time, subject to travel from time to time as reasonably required in connection with the Executive’s duties.

2.    TERM.
This Agreement shall commence on the Effective Date and shall continue thereafter for a term of three (3) years and shall automatically renew for successive one (1) year terms unless earlier terminated in accordance with the terms hereof (such period from the date hereof until the termination date hereof, the “Term”).
3.    COMPENSATION.
In consideration for the Executive’s services hereunder, the Executive shall receive the following compensation:
A.    Base Salary. Beginning on first full payroll period to commence following the Effective Date and for the balance of the Term, the Corporation shall pay the Executive a base salary at a rate equal to $352,730 per annum (as adjusted from time to time in accordance with this Section 3.A, the “Base Salary”). The Executive’s Base Salary shall be subject to annual review in the discretion of the board of directors of the Corporation (the “Board”), provided that the Board may not decrease the Base Salary. The Executive’s Base Salary shall be subject to customary federal, state and local withholdings for income taxes, F.I.C.A. and similar charges. Throughout the Term, the Base Salary shall be payable in bi-weekly installments in arrears or in such other manner as the Corporation adopts as its payroll process for Corporation employees generally.
B.    Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual performance bonus for each calendar year during the Term (the “Performance Bonus”) with a target amount equal to forty percent (40%) of the Base Salary. The Performance Bonus for a calendar year shall be paid within the first ninety (90) days of the immediately following calendar year (subject to applicable federal, state and local tax withholdings). The amount of the Performance Bonus for any given calendar year (which may be greater than or less than the target amount, if actual performance is greater than or less than the performance goals) shall be determined by the Board based on the Board’s determination of the extent of the achievement of performance goals for the Corporation and/or the Executive for such calendar year. In the case of any such performance metric and other criteria that is not entirely objective, the determination of whether such performance metric or other criteria has been met shall lie in the reasonable discretion of the Board.
C.    Benefits. During the Term, the Executive shall receive the package of employee benefits that the Corporation elects to make available to its most senior executive officers. In addition, the Executive shall be entitled to no less than four (4) weeks of vacation annually (prorated for periods less than a full calendar year) in accordance with the Corporation’s vacation policies in effect from time to time. The Executive’s benefit package and the Executive’s use of the Executive’s vacation time shall be subject to the Corporation’s policies.
D.    Business Expenses. Subject to Section 3.E, the Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him during the Term in connection with the Executive’s employment.
E.    Conditions to Reimbursement of Expenses. Reimbursement shall be based upon adherence to and submission by the Executive of expense statements and other documentation thereof required in accordance with the Corporation’s expense reimbursement policies.

4.    EQUITY-BASED COMPENSATION AWARD; LOCK-UP PERIOD.
A.    As soon as practicable following the Closing and the Corporation’s filing of a registration statement on Form S-8 with respect to the Sema4 Holdings Corp. 2021 Equity Incentive Plan to be adopted by CMLS in connection with the Business Combination (the “New Plan”), and subject to the approval of the Board, the Corporation shall grant the Executive an option (the “New Option”) under the New Plan to purchase a number of shares of common stock of Sema4 Holdings Corp. (“Common Stock”) equal to 0.08% of the total number of shares of Common Stock outstanding as of immediately following the Closing (the “Share Number”), at a per-share exercise price equal to the fair market value of a share of Common Stock, as determined by the Board on the date the Board approves such grant. The terms of the New Option shall be governed in all respects by the terms of the notice of grant and award agreement to be entered into in connection with such grant and the terms and conditions of the New Plan, except as otherwise expressly set forth in this Agreement. Notwithstanding the foregoing, the Board may determine to grant such equity-based compensation award in whole or in part in a form other than a stock option, in which case the Share Number shall be equitably adjusted as determined in the Board’s reasonable discretion.
B.    The Executive hereby agrees that, during the nine-month period following the date on which the Closing occurs (the “Lock-Up Period”), the Executive will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to shares of common stock of Sema4 Holdings Corp., (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock of Sema4 Holdings Corp., in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Executive authorizes the Corporation during the Lock-Up Period to cause its transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to shares of common stock of Sema4 Holdings Corp. for which the Executive is the record holder and, in the case of any shares of common stock of Sema4 Holdings Corp. for which the Executive is the beneficial holder but not the record holder, the Executive agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such shares, if such transfer would constitute a violation or breach of this Section 4.B.
5.    TERMINATION AND SEVERANCE.
A.    As used in this Section 5:
“Cause” shall mean: (1) any willful failure (except as result of sickness, illness or injury) or refusal by the Executive to perform any of the Executive’s material duties pursuant to this Agreement or to carry out the instructions of the CEO or the Direct Report after the Corporation shall have provided written notice and a reasonable opportunity to cure such failure or refusal; (2) material breach by the Executive of the Proprietary Information and Inventions Agreement executed by the Executive with the Corporation (the “Proprietary Rights Agreement”) after the Corporation shall have provided written notice and a reasonable opportunity to cure such material breach; (3) material breach by the Executive of any written corporate policy of the Corporation after the Corporation shall have provided written notice and a reasonable opportunity to cure such material breach; (4) breach by the Executive of the Executive’s fiduciary duty to the Corporation; (5) gross negligence or willful misconduct of the Executive in connection with the Corporation’s business or the performance of Executive’s duties; provided that in the case of gross negligence, such gross negligence results in demonstrable harm to the Corporation; (6) the Executive’s conviction of or plea of nolo contendere to any crime that would materially impair the reputation of the Corporation, any crime involving theft, embezzlement or other misappropriation of money or other property, or any crime which constitutes a felony in the jurisdiction involved; or (7) the Executive’s habitual absence or habitual abuse of alcohol or controlled or illegal substances during working hours, after the Corporation shall have provided written notice to the Executive and given the Executive thirty (30) days within which to commence rehabilitation with respect thereto, and the Executive shall have failed to commence such rehabilitation or continued to perform under the influence after such rehabilitation.
“Change in Control Period” means the period commencing on the date of a Change of Control and ending on the date that is twelve (12) months following a Change in Control.
“Change in Control” means a Corporate Transaction as defined in the New Plan.
“Disability” shall mean the Executive’s inability to perform the essential duties of the Executive’s employment hereunder with reasonable accommodation by reason of any medically determined physical or mental impairment that has lasted a period of not less than one-hundred-eighty (180) days (whether or not consecutive) in any consecutive three-hundred-sixty-five (365) day period as determined by a physician that is mutually acceptable to the Corporation and the Executive. If Corporation and the Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall be the approved physician for this purpose.
“Good Reason” shall mean: (1) any material breach by the Corporation of its obligations to the Executive pursuant to this Agreement (including, without limitation, a failure to pay Base Salary in accordance with Section 3.A); (2) a reduction in the Executive’s authority or responsibility, which represents a material diminution in the Executive’s authority or responsibility; or (3) the Corporation requiring the Executive to relocate the Executive’s place of employment to more than seventy-five (75) miles from one of the Corporation’s business locations as of the date hereof; provided, however, that none of these events shall constitute Good Reason unless (i) the Executive has notified the Corporation in writing of the event(s) constituting Good Reason within sixty (60) days after the Executive first becomes aware of the occurrence of such event(s); (ii) the Corporation has failed to cure such event(s) within thirty (30) days after the notice, and (iii) the Executive resigns from all positions then held by the Executive no later than thirty (30) days after the expiration of such cure period.
B.    Termination. This Agreement, the Term and the Executive’s employment hereunder shall terminate upon any of the following:
(i)    in the event of any determination by the Board that there is Cause for such termination, upon written notice of termination from the Corporation to the Executive (following the expiration of a cure period, as applicable);
(ii)    immediately upon the death or Disability of the Executive;
(iii)    in the event of any determination by the Executive that there is Good Reason for such termination, upon written notice of termination from the Executive to the Corporation (following the expiration of the cure period);
(iv)    at the election of the Corporation to terminate this Agreement without Cause, upon sixty (60) days’ written notice to the Executive; or

(v)    at the election of the Executive to terminate this Agreement without Good Reason, upon thirty (30) days’ written notice to the Corporation.
C.    General. Upon the termination of the Executive’s employment for any reason, the Executive (or Executive’s estate, as the case may be) shall be entitled to receive (i) any Base Salary hereunder accrued prior to the date of such termination, (ii) any amount payable to the Executive under the policies and procedures of the Corporation with respect to payments to executive officers for accrued vacation and unreimbursed business expenses for which proper documentation is provided and (iii) if the Executive’s employment ends for any reason other than the Corporation’s termination of the Executive’s employment for Cause, the Corporation shall pay the Executive any earned but unpaid Performance Bonus for the most recently completed calendar year in the discretion of the Board (collectively, the “Accrued Compensation”).
D.    Severance Benefits Upon Termination by the Corporation Without Cause or by the Executive for Good Reason Outside of the Change in Control Period. Upon the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason outside of the Change in Control Period, the Executive will be entitled to receive the Accrued Compensation and, subject to the requirements of Section 5.F, will be entitled to receive the following payments and benefits, in each case, less required deductions and withholdings:
(i)    Cash Severance. The Corporation shall pay the Executive, as severance, the equivalent of nine (9) months of the Executive’s Base Salary as in effect as of the date of such termination, payable in the form of salary continuation, on the Corporation’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after the Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.
(ii)    Benefits Continuation. Provided that the Executive is then eligible for and timely elects continued coverage under COBRA, the Corporation shall directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the Executive’s termination date and ending on the earliest to occur of: (a)  twelve (12) months following the Executive’s termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; and (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during this time period, the Executive must immediately notify the Corporation of such event. Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Corporation instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. The Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.
E.    Severance Benefits Upon Termination by the Corporation Without Cause or by the Executive for Good Reason During the Change in Control Period. Upon the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason during a Change in Control Period, the Executive will be entitled to receive the Executive’s Accrued

Compensation and, subject to the requirements of Section 5.F, will be entitled to receive the following payments and benefits, in each case, less required deductions and withholdings:
(i)    Cash Severance. The Corporation shall pay the Executive, as severance:
(A)    the equivalent of twelve (12) months of the Executive’s Base Salary as in effect as of the date of such termination, payable in the form of salary continuation, on the Corporation’s regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive’s termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay; and
(B)    an amount equal to one hundred percent (100%) of the Executive’s target Performance Bonus for the calendar year in which the Executive’s employment termination occurs (disregarding any change to the Executive’s Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.E(i)(A) above. For the avoidance of doubt, the amount payable pursuant to this Section 5.E(i)(B) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.
(ii)    Benefits Continuation. Provided that the Executive is then eligible for and timely elects continued coverage under COBRA, the Corporation shall directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s termination date; (b) the date the Executive becomes eligible for group health insurance coverage through a new employer; and (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during this time period, the Executive must immediately notify the Corporation of such event. Notwithstanding the foregoing, if the Corporation determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Corporation instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. The Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.
(iii)    Equity Award Acceleration. The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by the Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and, if applicable, exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.
F.    Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.D and Section 5.E, (i) the Executive must execute and deliver to the Corporation a customary release of claims in a form reasonably acceptable to the Corporation (the “Release”) and the Release must have become effective and the revocation period provided therein must have expired without the Executive having revoked the Release within the 60-day period following the date of termination, and (ii) the Executive must not have revoked or breached the provisions of such Release or breached Section 9 or Section 12 of this Agreement, or the Proprietary Rights Agreement.  The Corporation shall provide the Release to the Executive within 21 days following the date of termination.

In the event the Corporation does not provide the Release to the Executive within 21 days following the date of termination, the Release shall no longer be required and the Executive shall nonetheless be entitled to the payments and benefits set forth in Section 5.D and Section 5.E. However, in the event that the Executive is provided the Release within the 21-day period following the date of termination, but the Executive does not execute and deliver the Release, the Release does not become effective and irrevocable within such period or the Executive revokes or breaches the provisions of the Release or breaches Section 9 or Section 12 of this Agreement or the provisions of the Proprietary Rights Agreement, the Executive (A) will be deemed to have voluntarily resigned the Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.D or Section 5.E and (C) will be required to reimburse the Corporation, in cash within five business days after written demand is made by the Corporation therefore, for an amount equal to the value of any payments or benefits the Executive received pursuant to Section 5.D or Section 5.E.
6.    PROPRIETARY RIGHTS AGREEMENT.
The Executive acknowledges that the Proprietary Rights Agreement previously entered into between the Executive and the Corporation shall continue to remain in effect.
7.    AGREEMENT ASSIGNMENT.
It is agreed that this is a personal contract between the parties and that the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated otherwise than by will or the laws of descent or distribution. The Corporation may assign this Agreement to a successor to all or substantially all of the business of the Corporation, and upon such assignment and the assumption of the obligations of the Corporation hereunder by such successor the Corporation shall be released from any further liability pursuant hereto.
8.    EXCLUSIVE EMPLOYMENT.
During Executive’s employment with the Corporation, the Executive will not do anything to compete with the present or contemplated business of the Corporation, suffer to exist any conflict of interest in respect of Executive’s relationship with the Corporation or plan or organize any competitive business activity (with the understanding that the ownership by the Executive of less than one percent (1%) of the outstanding shares of common stock of a publicly traded corporation shall not be deemed to violate the requirements of this sentence). The Executive is not a party to and will not enter into any agreement that conflicts with Executive’s duties or obligations to the Corporation; all corporate opportunities which are consistent with the business and purpose of the Corporation are to be the property of the Corporation and cannot be used or disclosed by Executive for any purpose other than performing Executive’s duties for the Corporation and Executive shall present to the Corporation any such opportunities of which Executive becomes aware; provided, however, that the provisions of this sentence are subject to the provisions of Article Eighth of the Amended and Restated Certificate of Incorporation of the Corporation. Executive shall at all times strictly comply with the Corporation’s conflicts of interest policy and any other policies adopted by the Board.
9.    RESTRICTIVE COVENANTS.
A.    In consideration of Executive’s employment and the provisions of this Employment Agreement, Executive agrees that during Executive’s employment with the Corporation, and for a period of nine (9) months following the termination of Executive’s employment with the Corporation for any reason, Executive will not solicit on behalf of himself or any organization other than the Corporation any person or entity who is then or within the last twelve (12) months was a customer or vendor of the

Corporation or render services directly or indirectly anywhere within the United States of America for himself or on behalf of any third-party to any organization that is a competitor of the Corporation as of the date of such termination.
B.    Executive agrees that for nine (9) months following the termination of Executive’s employment for any reason, Executive will not hire, solicit, recruit, encourage to leave or entice away, or endeavor to hire, solicit, recruit, encourage to leave or entice away from the Corporation any employee or exclusive consultant of the Corporation. The Corporation agrees that this Section 9.B shall not be breached if following termination of Executive’s employment by Corporation, Executive is associated with an organization that places general solicitations for employment and an employee or exclusive consultant of the Corporation is hired by such organization as a result of such general solicitation and without any specific solicitation of such employee or exclusive consultant.
C.    Executive agrees that the restrictions and agreements contained in this Agreement (including the Proprietary Rights Agreement) are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of the restrictive covenants contained herein will cause substantial and irreparable harm to the Corporation that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, Executive authorizes the issuance of injunctive relief against him without the requirement of posting bond, for any violation of e restrictive covenants contained herein. In addition, the parties agree that the prevailing party in any legal action to enforce this Agreement shall be entitled to recover its reasonable attorneys’ fees incurred in enforcing this Agreement from the non-prevailing party
10.    409A COMPLIANCE.
Notwithstanding any other provision of this Agreement, the Corporation and the Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and the Internal Revenue Code of 1986, as amended, the “Code”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the Corporation and the Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. Any payments and benefits under this Agreement that qualify for the “short-term deferral” exemption or another exemption under Section 409A shall be paid under the applicable exemption. For purposes of the Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments and benefits that the Corporation would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
11.    SECTION 280G.
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to the Executive. Unless the Corporation and the Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Corporation’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
12.    INDEMNIFICATION.
The Corporation shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Corporation (including without limitation any Directors and Officers insurance coverage), against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Corporation directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Corporation or of any subsidiary or affiliate of the Corporation.
13.    NO DUTY TO MITIGATE.
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement.
14.    GENERAL PROVISIONS.
A.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles thereof respecting conflicts of laws. Each party to this Agreement, by his, her or its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the County of New York, State of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement.
B.    Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid, to the Corporation at its primary office location and to Executive at Executive’s address as listed on the Corporation payroll.
C.    This Agreement shall inure to the benefit of and be binding upon the Corporation, its permitted successors and assigns and the Executive, Executive’s heirs, executors, administrators and legal representatives.
D.    This Agreement and the Proprietary Rights Agreement set forth the entire understanding of the parties hereto with respect to the employment of the Executive by the Corporation. Any and all other previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including the Prior Agreement, are hereby released, merged herein and superseded by this Agreement.
E.    No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.
F.    This Agreement may not be amended or modified without a writing signed by each of the Executive and the Corporation. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
G.    This Agreement may be executed in two counterparts, each of which shall be an original, and which together shall constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

H.    If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall not affect the rest of such provision not held invalid, and the rest of such provision, and the rest of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.
I.    The provisions of Section 5, 6, 9, 10, 12, 13, and 14 shall survive any termination or expiration of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE CORPORATION:

Mount Sinai Genomics, Inc.

By:	/s/ Eric Schadt
	Name:	Eric Schadt
	Title:	Chief Executive Officer

THE EXECUTIVE:

/s/ Karen White
Karen White